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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 10 to Registration Statement No. 033-91914 of Glenbrook Life and Annuity Company Variable Annuity Account of Glenbrook Life and Annuity Company on Form N-4 of our report dated February 25, 2000 relating to the financial statements and the related financial statement schedule of Glenbrook Life and Annuity Company, and our report dated March 27, 2000 relating to the financial statements of Glenbrook Life and Annuity Company Variable Annuity Account, appearing in the Statement of Additional Information (which is incorporated by reference in the Prospectus of Glenbrook Life and Annuity Company Variable Annuity Account of Glenbrook Life and Annuity Company), which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus and Statement of Additional Information.


/s/ Deloitte & Touche LLP

Chicago, Illinois
May 1, 2000